Exhibit 11

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share



   (thousands of dollars, except share          Three Months Ended
   and per share data)                   December 30,      December 31,
                                              1994              1993

   Primary:
   Weighted average common shares
    outstanding                            8,081,005         7,990,831

   Common equivalent shares                       --                --
                                          ----------        ----------
   Weighted average common and common
      equivalent shares outstanding        8,081,005         7,990,831
                                          ==========        ==========
   Net loss                               $   (1,941)       $   (2,024)
                                           =========          ========

   Primary earnings per share            $     ( .24)      $     ( .25)
                                           =========         =========

   Fully diluted:
   Weighted average common shares
    outstanding                            8,081,005         7,990,831

   Common equivalent shares                       --                --

                                           ---------         ---------
   Weighted average common and common
      equivalent shares outstanding        8,081,005         7,990,831
                                          ==========         =========

   Net loss                               $   (1,941)       $   (2,024)
                                          ==========        ==========

   Fully diluted earnings per share      $     ( .24)      $     ( .25)
                                           =========        ==========